Exhibit (h)(14)

MERK INVESTMENTS LLC

555 Bryant St #455 – Palo Alto, CA 94301

July 31, 2008

Mr. Stacey E. Hong

President

Forum Funds

Three Canal Plaza, Suite 600

Portland, Maine 04101

RE:	Contractual Waivers and Reimbursements

Dear Mr. Hong:

Merk Investments, LLC (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that net annual operating expenses (excluding interest, taxes, dividend expenses, brokerage commissions and extraordinary expenses) for Merk Hard Currency Fund (the “Fund”), a series of the Forum Funds (the “Trust”), does not exceed 1.30% for Investor Shares through July 31, 2009.

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on July 31, 2009.

Very truly yours,

Merk Investments, LLC

By:	/s/ Axel Merk
Title:	Axel Merk/ President